SOUTHWALL TECHNOLOGIES INC.
                             1029 Corporation Way
                          Palo Alto, California 94303




                                 April 30, 1999




Dear Stockholder:

     You are cordially invited to attend the Annual Meeting of Stockholders of Southwall Technologies Inc. a Delaware corporation (the "Company"), which will be held on Monday, May 24, 1999 at 3:00 p.m., at the Company's principal executive offices at 1029 Corporation Way, Palo Alto, California.

     The following Notice of Annual Meeting of Stockholders and Proxy Statement describe the items to be considered by the stockholders and contain certain information about the Company and its officers and directors.

     Please sign and return the enclosed proxy card as soon as possible in the envelope provided so that your shares can be voted at the meeting in accordance with your instructions. Even if you plan to attend the meeting, we urge you to sign and return promptly the proxy card. You may revoke it at any time before it is exercised at the meeting or vote your shares personally if you attend the meeting.

   We look forward to seeing you.





                                        Sincerely,


                                        /s/ THOMAS G. HOOD

                                        THOMAS G. HOOD
                                        President and Chief Executive Officer

                  NOTICE OF ANNUAL MEETING OF STOCKHOLDERS OF

                          SOUTHWALL TECHNOLOGIES INC.

                             1029 Corporation Way
                          Palo Alto, California 94303
                               ----------------

     NOTICE  IS  HEREBY  GIVEN  that  the  Annual  Meeting  of  Stockholders  of
Southwall Technologies Inc., a Delaware corporation (the "Company"), will be held on Monday, May 24, 1999, at 3:00 p.m. at the Company's principal executive offices at 1029 Corporation Way, Palo Alto, California, for the following purposes:

       1. To elect directors to serve for the ensuing year;

       2. To   ratify   the   appointment   of   PricewaterhouseCoopers  LLP  as
          independent accountants of the Company for the fiscal year ending December 31, 1999; and

       3. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     The Board of Directors has fixed the close of business on April 26, 1999 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and at any continuation or adjournment thereof.



                                        By Order of the Board of Directors


                                        /s/ BILL R. FINLEY

                                        BILL R. FINLEY
                                        Secretary


Palo Alto, California
April 30, 1999



ALL STOCKHOLDERS ARE INVITED TO ATTEND THE MEETING. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A POSTAGE-PREPAID ENVELOPE IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING.

                              PROXY STATEMENT FOR
                         ANNUAL MEETING OF STOCKHOLDERS


                          SOUTHWALL TECHNOLOGIES INC.

                             1029 Corporation Way
                          Palo Alto, California 94303
                               ----------------


General

     The enclosed proxy is solicited on behalf of the Board of Directors of Southwall Technologies Inc. (the "Company") for use at the Annual Meeting of Stockholders to be held on May 24, 1999 (the "Annual Meeting") and at any adjournments of that meeting, at which stockholders of record on April 26, 1999 (the "record date") will be entitled to vote. The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice and are described in more detail in this Proxy Statement.

     Each properly signed proxy will be voted in accordance with the instructions contained therein, and, if no choice is specified, the proxy will be voted in favor of the proposals set forth in the Notice of Annual Meeting. Only holders of the Company's common stock, $.001 par value (the "Common Stock"), of record on the stock transfer books of the Company at the close of business on the record date will be entitled to vote at the meeting. There were 7,382,373 shares of Common Stock issued, outstanding and entitled to vote on the record date. No shares of the Company's preferred stock were outstanding on the record date.

     Each stockholder is entitled to one vote for each share of Common Stock held by said stockholder. For purposes of matters before the Annual Meeting, under the Company's By-Laws, a quorum consists of a majority of the issued and outstanding shares entitled to vote on such matters as of the record date. The affirmative vote of the holders of a plurality of the shares represented at the meeting, if a quorum is present, is required for the election of directors. If a quorum is present, approval of each other matter which is before the meeting will require the affirmative vote of the holders of a majority of votes cast with respect to such matter. With regard to the election of directors, votes may be cast in favor of or withheld from each nominee. Votes that are withheld will be excluded entirely from the vote and will have no effect. Abstentions may be specified on all proposals, except the election of directors, and will be counted as present for purposes of determining the existence of a quorum regarding the item on which the abstention is noted. If shares are not voted by the broker who is the record holder of the shares, or if shares are not voted in other circumstances in which proxy authority is defective or has been withheld with respect to any matter, these non-voted shares are not deemed to be present or represented for purposes of determining whether stockholder approval of that matter has been obtained.

     The Company intends to mail this Proxy Statement and the accompanying proxy card on or about April 30, 1999 to all stockholders entitled to vote at the Annual Meeting. The Company's Annual Report to Stockholders for the year ended December 31, 1998 is being mailed together with this Proxy Statement.


Revocability of Proxies

     Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by the holder of record by filing with the Secretary of the Company at the Company's principal executive office, 1029 Corporation Way, Palo Alto, California, 94303, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by the holder of record attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not, by itself, revoke a proxy.

            SECURITY OWNERSHIP OF OFFICERS, DIRECTORS, NOMINEES AND
                            PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information known to the Company regarding the ownership of the Company's Common Stock as of February 15, 1999 by (i) each stockholder known to the Company to be a beneficial owner of more than 5% of the Company's Common Stock, (ii) each director and nominee for director of the Company, (iii) each of the executive officers named in the Summary Compensation Table below, and (iv) all current executive officers and directors as a group. Except as otherwise indicated, each person has sole investment and voting power with respect to the shares shown as being beneficially owned by such person, based on information provided by such owners. Beneficial ownership has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act").



                                                  Common Stock      Percent of
                                                  Beneficially     Outstanding
Name and Address                                    Owned(1)        Shares(1)
------------------------------------------------- --------------   -------------
Teijin Limited(2)    ........................        825,000           10.9%
 6-7, Minami-honmachi, 1-chome
 Chuo-ku, Osaka 541, Japan
Ashley K. Carrithers(3)    ..................        479,001            6.5
 Crystal Island Ranch, Box 278
 Carbondale, CO 81623
Solutia, Inc.(4)  ...........................        396,614            5.2
 800 North Lindbergh Boulevard
 St. Louis, MO 63167
Advisory Clients of
 Dimensional Fund Advisors, Inc.    .........        421,400            5.7
 1299 Ocean Avenue, 11th Floor
 Santa Monica, CA 90401
Bruce J. Alexander(5)   .....................        149,397            2.0
Thomas G. Hood(6)    ........................         55,475             *
Joseph B. Reagan(7)  ........................         57,990             *
Yoshimichi Hase(8)   ........................         25,000             *
Hideo Nakamori    ...........................            --              --
Walter C. Sedgwick(9)   .....................        207,262            2.8
J. Larry Smart(10)   ........................        208,749            2.8
Martin Schwartz(11)  ........................        130,012            1.8
Robert L. Hier(12)   ........................         13,262             *
Catherine B. Poliak(13)    ..................         54,063             *
Leonard H. Garigliano(14)  ..................          2,000             *
L. Ray Christie   ...........................         10,200             *
All current officers and directors as a Group
 (14 persons)(15)    ........................        897,832           11.6

------------
  * Less than one percent.
 (1) The table is based upon information supplied by officers, directors and principal stockholders. Unless otherwise indicated, each of the stockholders named in the table has sole voting and investment power with respect to all securities shown as beneficially owned, subject to community property laws where applicable and the information contained in the footnotes to the table.
 (2) Includes 158,000 shares that Teijin Limited had the right to acquire upon the exercise of warrants within 60 days of February 15, 1999.
 (3) Includes 3,000 shares held by Mr. Carrithers' mother and 2,310 shares held by Mr. Carrithers' son.
 (4) Includes 266,332 shares that Solutia, Inc. had the right to receive upon conversion of a convertible debenture within 60 days of February 15, 1999.
 (5) Includes options to purchase 19,500 shares which are exercisable within 60 days of February 15, 1999, 654 shares held by Mr. Alexander's spouse and 9,421 shares held by Mr. Alexander's daughter.

 (6) Includes options to purchase 41,775 shares which are exercisable within 60 days of February 15, 1999, 100 shares held by Mr. Hood's daughter and 100 shares held by Mr. Hood's son.
 (7) Includes options to purchase 42,619 shares which are exercisable within 60 days of February 15, 1999.
 (8) Includes options to purchase 5,000 shares which are exercisable within 60 days of February 15, 1999.
 (9) Includes options to purchase 29,493 shares which are exercisable within 60 days of February 15, 1999, and 17,272 shares held in trust for Mr. Sedgwick's son.
(10) Includes options to purchase 46,250 shares which are exercisable within 60 days of February 15, 1999, 3,000 shares held by Mr. Smart's son and 6,000 shares held by Mr. Smart's daughter.
(11) Includes 101,362 shares held in a living trust owned by Mr. and Mrs. Schwartz.
(12) Includes options to purchase 11,562 shares which are exercisable within 60 days of February 15, 1999.
(13) Includes options to purchase 44,050 shares which are exercisable within 60 days of February 15, 1999.
(14) Includes options to purchase 36,300 shares which were exercisable within 60 days of February 15, 1999.
(15) Includes options to purchase an aggregate of 370,726 shares which are exercisable within 60 days of February 15, 1999 held by executive officers and directors of the Company.



                                  PROPOSAL 1

                             ELECTION OF DIRECTORS

     Each director to be elected will hold office until the next Annual Meeting of Stockholders and until his successor is elected and has qualified, or until such director's earlier death, resignation or removal.

     The Company's Board of Directors has fixed the number of directors for the ensuing year at six and has nominated for such positions the six persons listed below. Currently, except for Mr. Nakamori, each of the listed nominees is a director of the Company and was elected by the stockholders at the last annual meeting. Mr. Nakamori has agreed to seek nomination for Dr. Hase's Board position. Dr. Hase is resigning from the Board effective May 24, 1999. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unavailable to serve. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the six nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the Board may propose.

     Set forth below is information regarding the nominees, including information furnished by them as to their principal occupations for at least the last five years, certain other directorships held by them, and their ages as of March 31, 1999.

                      Name                              Age
                      ----                              ---
                      Bruce J. Alexander(1)   .........  54
                      Thomas G. Hood    ...............  43
                      Hideo Nakamori    ...............  61
                      Joseph B. Reagan(1)  ............  64
                      Walter C. Sedgwick(1)(2)   ......  52
                      J. Larry Smart(2)    ............  51

------------
(1) Member of the Human Resources Committee.
(2) Member of the Audit Committee.


     Mr. Alexander has served as a member of the Board of Directors of the Company since May 1981. In June 1997 he joined Black & Company and serves as President and Chief Executive Officer. From May 1994 to June 1997, he was with Needham & Co., Inc., an investment bank, most recently serving as a Managing Director. From January 1992 to May 1994, he was a General Partner with Materia Ventures,

L.P., a venture capital firm investing in advanced materials companies. From March 1987 to July 1991, he was President and Chief Executive Officer of the Company. From February 1982 to March 1987, he held various offices with the Company, including Executive Vice President, Vice Chairman of the Board, Chairman and acting Chief Executive Officer, and Chief Financial Officer.

     Mr. Hood has served as the Company's President and Chief Executive Officer since July 1998 and as a member of the Board of Directors of the Company since March 1998. From March 1998 until July 1998 he served as Interim President and Chief Executive Officer. From July 1996 to March 1998, he served as Senior Vice President, General Manager, Energy Products Division. From January 1995 to July 1996, he was Vice President, General Manager, International Operations, and from October 1991 to January 1995, he was Vice President, Marketing and Sales. From September 1990 to October 1991, he was Vice President, Business Development. From June 1989 to September 1990, Mr. Hood served as Vice President, Glazing Laminates. Previously, from July 1981 to June 1989, he served in various positions with the Company including Director of New Product Development and Director of Engineering Development.

     Mr.  Nakamori  has  served  as President and CEO of Metton America, Inc. of
Atlanta, Georgia, a subsidiary of Teijin Limited of Osaka, Japan, since April 1998. From 1997 to 1998 he served as President and CEO of Teijin Metton Company of Tokyo, Japan. From 1963 to 1997 he served in various positions with Teijin or their subsidiaries including serving as Managing Director, Films Marketing
Division, Films Group from 1996 to 1997, Managing Director, Fibers Strategy Planning Division from 1995 to 1996 and Managing Director, Industrial Fibers Division from 1993 to 1995.

     Dr. Reagan has served as a member of the Board of Directors of the Company since June 1993, and previously served as a director from October 1987 through May 1992. Dr. Reagan is a technology and senior management consultant to industry and to the United States Government. He retired in 1996 after 37 years with the Lockheed Martin Corporation where he was a corporate officer and Corporate Vice President and General Manager of the Research and Development Division of the Missiles and Space Company.

     Mr. Sedgwick has served as a member of the Board of Directors of the Company since January 1979. Mr. Sedgwick has worked as a private investor for the past seven years.

     Mr. Smart has served as Chairman of the Board of Directors of the Company since March 1994 and as a director of the Company since July 1991. Since April 1997, Mr. Smart has served as President and Chief Executive Officer of
Visioneer, Inc. From July 1995 to February 1997, he served as Chairman, President and Chief Executive Officer for Stream Logic Corporation. From May 1994 to February 1995, he was President and Chief Executive Officer of Maxtor Corporation. From July 1991 to May 1994, he was President and Chief Executive Officer of the Company. From November 1987 to July 1991, he was Senior Vice President of SCI Systems, Inc. Mr. Smart also serves on the board of directors of Western Micro Technologies, Inc., Midisoft Corporation and International Manufacturing Services, Inc.

     The Board of Directors recommends a vote "FOR" the election of all of the above nominees for election as directors.


                         BOARD MEETINGS AND COMMITTEES

     The Board of Directors of the Company, which held 10 meetings during 1998, currently has two standing committees, the Audit Committee and the Human Resources Committee. During 1998, each nominee for director who is currently a director attended more than 75% of the aggregate of the meetings of the Board and of the committees on which he served.

     The Audit Committee recommends engagement of the Company's independent accountants, approves the services performed by such accountants, reviews the results of the annual audit, and evaluates the Company's accounting systems and internal financial controls. The Audit Committee held one meeting during 1998.

     The Human Resources Committee is authorized to make and review periodically recommendations regarding employee compensation and to perform other duties regarding compensation for employees as the Board may delegate to such Committee from time to time. The Human Resources Committee is also authorized to administer the Company's stock option plans. The Human Resources Committee held three meetings during 1998.


                             DIRECTOR COMPENSATION

     The Company paid during 1998 and currently pays each of its non-employee directors (other than the Chairman of the Board) an annual fee of $6,000 for their services as a director of the Company. In addition, each non-employee member of the Board, except the Chairman, receives $800 plus expenses for each Board meeting attended. Non-employee directors who serve on committees of the Board also receive $500 for each committee meeting attended. Committee chairmen receive $750 for each committee meeting attended. The Company pays an annual fee of $24,000 to the Chairman of the Board.

     Board members are also eligible to receive options to purchase shares of Common Stock under the Company's 1997 Stock Incentive Plan. During 1998, the non-employee Board members received options to purchase the following number of shares: Mr. Alexander--5,000 shares at an exercise price of $4.875 per share; Dr. Hase--5,000 shares at an exercise price of $4.875 per share; Dr. Reagan -- 5,000 shares at an exercise price of $4.875 per share; Mr. Sedgwick--5,000 shares at an exercise price of $4.875 per share; and Mr. Smart--5,000 shares at an exercise price of $4.875 per share. For option grants made to Mr. Hood, please see "Executive Compensation--Option Grants in Last Fiscal Year" below.

     No other compensation is paid to directors of the Company in respect of their services as directors.


                 CERTAIN RELATIONSHIPS AND OTHER TRANSACTIONS

     In 1989, the Company sold to Monsanto Company ("Monsanto") 300,000 shares of Common Stock for $2,100,000 and a $2,650,000 convertible debenture due May
31, 1999, which bears interest at 2% below prime but not less than 7% or more than 11%. On September 1, 1997, Monsanto completed a spin-off of the Company's chemical business, creating a new company, Solutia, Inc. ("Solutia"), to which it transferred ownership of the convertible debenture. During 1998, the Company issued 34,853 shares of Common Stock to Solutia for payment of interest on the convertible debenture.

     On April 9, 1997, the Company signed a comprehensive set of collaborative agreements with a major supplier of raw materials to the Company, Teijin
Limited of Osaka, Japan ("Teijin"). The agreements provided for, among other things, the purchase by Teijin of 667,000 shares of the Company's Common Stock at a price of $7.50 per share; a guarantee by Teijin of a $10 million loan for the Company; and an agreement to collaborate to achieve closer marketing and product development ties between the two companies. The Company agreed to pay a loan guarantee fee to Teijin at the rate of .5625% per year on the outstanding balance of the loan guaranteed by Teijin. The Company paid a loan guarantee fee of $57,031 to Teijin during 1998. Teijin also received warrants to purchase an additional 158,000 shares of the Company's Common Stock at $9.00 per share, exercisable within three years from the date of grant. Subsequent to these agreements, Dr. Yoshimichi Hase, President of Teijin America, Inc., a wholly owned subsidiary of Teijin Limited, was appointed to the Board of Directors of the Company by resolution of the Board in May 1997. Mr. Hideo Nakamori, President and CEO of Metton America, Inc., a subsidiary of Teijin Limited, has agreed to seek nomination for Dr. Hase's Board position following Dr. Hase's resignation from the Board in May 1999. Also, subsequent to the agreements, Teijin has become a customer of the Company for certain of its products, and the Company has acquired a license from Teijin for rights to manufacture and sell under certain patents owned by Teijin in Japan. During 1998 the Company paid Teijin $90,000 for license fees approximately $5,762,000 for purchases of raw material substrates.

     During 1998 the Company lent certain amounts to Bruce J. Alexander ($322,906), Thomas G. Hood ($43,875), Walter C. Sedgwick ($30,500), J. Larry
Smart ($142,748) and Martin M. Schwartz ($306,630), to permit them to exercise Company stock options held by each of them. In each case the indebtedness is represented by a note payable to the Company due one year after the loan bearing interest at the rate of 7.0% per annum. Interest is payable at the time the loan is due. Loans may be extended for one year terms if approved by the Board of Directors. The largest amount of indebtedness outstanding under each such note at any time during 1998 was $327,489 in the case of Mr. Alexander, $44,127 in the case of Mr. Hood, $41,435 in the case of Mr. Sedgwick, $147,196 in the case of Mr. Smart, and $319,168 in the case of Mr. Schwartz. As of February 15, 1999, the amount of indebtedness under each such note was $330,213 in the case of Mr. Alexander, $44,498 in the case of Mr. Hood, $41,772 in the case of Mr. Sedgwick, $148,422 in the case of Mr. Smart, and $321,755 in the case of Mr. Schwartz.


                         EXECUTIVE OFFICER COMPENSATION

     The following Summary Compensation Table sets forth certain information concerning compensation earned for services rendered in 1998, 1997 and 1996 by the Chief Executive Officer and each of the other executive officers of the Company who earned salary and bonus for the 1998 fiscal year in excess of $100,000 (collectively, the "Named Executive Officers").


                           Summary Compensation Table

                                                                      Long-Term
                                                                     Compensation
                                           Annual                 --------------------
                                        Compensation                    Awards
                              ---------------------------------   --------------------
                                                                      Securities            All Other
 Name and Principal Position  Year     Salary(1)     Bonus(1)     Underlying Options     Compensation(2)
----------------------------- ------   -----------   ----------   --------------------   -----------------
Thomas G. Hood(3)             1998      $198,365      $32,924           125,000              $  1,000
 President & Chief            1997       167,379       33,548            30,000                 1,000
 Executive Officer            1996       132,899       75,815            40,800                 1,310
Martin M. Schwartz(4)         1998        84,736        1,028               --                165,105
 President & Chief            1997       232,427        1,948            20,000                 1,000
 Executive Officer            1996       198,846       70,000            96,500                 1,000
Robert L. Hier(5)             1998       162,672        1,324            12,000                   --
 Senior Vice President,       1997       122,897       36,953            35,000                   --
 Marketing & Sales            1996        88,369       44,480               --                    --
Catherine B. Poliak           1998       119,418        9,324            10,000                 1,000
 Vice President,              1997       113,739       31,223            10,000                 1,000
 Human Resources              1996       109,038       10,000             9,000                 1,000
Leonard H. Garigliano(6)      1998       143,508        6,324            12,000                 1,000
 Vice President,              1997       132,957       24,338            10,000                 1,000
 Operations                   1996       123,846       87,804            12,600                 1,000
L. Ray Christie(7)            1998        85,178       10,028               --                 49,056
 Vice President & Chief       1997       141,073       11,348            20,000                 1,000
 Financial Officer            1996        89,606       17,728            50,000                 1,000

------------
(1) The amounts listed under Salary and Bonus include amounts deferred pursuant to the Company's 401(k) Plan.
(2) The amounts listed under "All Other Compensation" for 1998 consist of the Company's matching contributions under the Company's 401(k) Plan and severance compensation.
(3) Mr. Hood was promoted to the position of Interim President and Chief Executive Officer in March 1998, and to the position of President and Chief Executive Officer in July 1998.
(4) Mr. Schwartz ceased employment as President and Chief Executive Officer in March 1998. All Other Compensation for1998 includes $164,105 of severance compensation.
(5) Mr. Hier joined the Company in 1992 and was promoted to Senior Vice President, Marketing & Sales in August 1998.
(6) Mr. Garigliano ceased employment as Vice President, Operations in January 1999.
(7) Mr. Christie ceased employment as Vice President and Chief Financial Officer in August 1998. All Other Compensation for 1998 includes $48,056 of severance compensation.


Option Grants in Last Fiscal Year

     The following table contains information concerning the grant of stock options made under the Company's 1997 Stock Incentive Plan during 1998 to the Named Executive Officers. No stock appreciation rights ("SARs") were granted during the fiscal year to such individuals.

                                                                                                  Potential Realizable
                                                                                                    Value at Assumed
                                                                                                  Annual Rates of Stock
                               Number of      Percent of                                                 Price
                              Securities     Total Options                                          Appreciation for
                              Underlying      Granted to                                             Option Term(3)
                               Options        Employees in     Exercise Price     Expiration     -----------------------
            Name              Granted(1)      Fiscal Year        ($/Sh)(2)           Date           5%          10%
----------------------------- ------------   ---------------   ----------------   ------------   ----------   ----------
Thomas G. Hood   ............   125,000           28.3%             $ 5.00          8/06/05       $254,438     $592,948
Martin M. Schwartz  .........       --             --                  --               --             --           --
Robert L. Hier   ............    12,000            2.7                5.00          8/06/05         24,426       56,923
Catherine B. Poliak .........    10,000            2.3                5.00          8/06/05         20,355       47,436
Leonard H. Garigliano  ......    12,000            2.7                5.00          8/06/05         24,426       56,923
L. Ray Christie  ............       --             --                  --               --             --           --

------------
(1) Option grants were made under the Company's 1997 Stock Incentive Plan which is administered by the Human Resources Committee of the Board. The options vest in four equal annual installments, with the first such 25% installment vesting one year after the grant date. In the event of certain corporate transactions such as an acquisition or sale of assets of the Company, the outstanding options of the Company's Named Executive Officers will become immediately exercisable for fully vested shares of common stock, unless the options are assumed or substituted with a comparable option by the acquiring company or its parent. In any event, the Human Resources Committee has the discretion to accelerate the vesting of outstanding options upon certain corporate transactions or involuntary terminations following a corporate transaction. See also "Severance Agreements."
(2) All options were granted at an exercise price equal to the fair market value of the Common Stock on the date of grant. The exercise price may be paid in cash or cash equivalents, in shares of the Common Stock valued at fair market value on the exercise date or in a same-day sale program with the assistance of a designated brokerage firm.
(3) As required by the rules of the Securities and Exchange Commission, potential realizable values stated are based on the prescribed assumption that the Common Stock will appreciate in value from the date of grant to the end of the option term at rates (compounded annually) of 5% and 10%, respectively, and therefore are not intended to forecast possible future appreciation, if any, in the price of the Common Stock.


Aggregated  Option  Exercises  in  Last  Fiscal  Year And Fiscal Year-end Option
Values

     The  following  table  provides  information  with  respect  to  the  Named
Executive   Officers   concerning  the  exercise  of  options  during  1998  and
unexercised options held as of the end of 1998.


                                                                   Number of Securities          Value of Unexercised In-the-
                                                                   Underlying Unexercised            Money Options at Fiscal
                               Shares                           Options at Fiscal Year-End                Year-End(2)
                              Acquired on        Value        -------------------------------   -------------------------------
            Name               Exercise       Realized(1)     Exercisable     Unexercisable     Exercisable     Unexercisable
----------------------------- -------------   -------------   -------------   ---------------   -------------   ---------------
Thomas G. Hood   ............    13,500        $ 16,875          41,775          176,650          $41,100           $1,250
Martin M. Schwartz  .........   118,999         272,564             --               --               --               --
Robert L. Hier   ............    12,000          69,750          11,562           39,000            1,968              281
Catherine B. Poliak .........     5,950          13,063          44,050           27,750           56,299            1,406
Leonard H. Garigliano  ......       --              --           36,300           29,550           11,700            5,850
L. Ray Christie  ............       --              --              --               --               --

------------
(1) Based on the fair market value of the shares on the exercise date less the exercise price paid for the shares.
(2) Based on the fair market value of the Company's Common Stock at the end of 1998 ($4.50 per share) less the exercise price payable for such shares.

Severance Agreements

     The Company has entered into a series of severance agreements with its Named Executive Officers, pursuant to which they may become entitled to special benefits in connection with certain changes in control of the Company effected by merger, liquidation or tender offer.

     Under each of the agreements, a liquidation or acquisition of the Company may result in the immediate acceleration of vesting of the Named Executive Officers' outstanding options granted under the Company's option plans. Accordingly, should there occur a sale of substantially all of the Company's assets or an acquisition of the Company by merger or consolidation, then all options at the time held by each such officer will become immediately exercisable for fully-vested shares of Common Stock. However, such vesting acceleration will not occur to the extent the options are to be assumed by the acquiring entity.

     In the event that (i) the outstanding options are so assumed or the change in control is effected through the acquisition of 50% or more of the Company's outstanding voting stock pursuant to a hostile tender offer and (ii) the officer's employment is involuntarily terminated (other than for cause) within 18 months following such assumption or acquisition, then the vesting of any options at the time held by each officer granted under the Company's option plans will immediately accelerate.

     Involuntary termination is defined in each severance agreement as the officer's discharge or dismissal (other than for cause) or other termination of employment, whether voluntary or involuntary, following a material reduction in the officer's compensation or level of responsibilities, a change in the officer's job location without his or her consent or a material reduction in the officer's benefits and perquisites. Termination for cause includes any involuntary termination triggered by the executive officer's willful misconduct, gross negligence or unauthorized use or disclosure of trade secrets or other confidential information of the Company.

     In addition to the acceleration of vesting of each Named Executive Officer's outstanding options, such individual may become entitled to a lump sum severance payment upon his or her involuntary termination within 18 months after a change in control. Accordingly, to the extent that the spread on the officer's accelerated options (the excess of the market price, at the time of acceleration, of the shares of Common Stock for which the options are accelerated over the aggregate exercise price payable for such shares) does not exceed 2.99 times the officer's average W-2 wages from the Company for the five fiscal years preceding the fiscal year in which the change in control occurs, a cash severance payment will be provided to the officer. However, the cash payment will in no event exceed the lesser of (i) two times the sum of the executive officer's annual rate of base salary in effect at the time of his or her involuntary termination plus the bonuses earned by him or her for the immediately preceding fiscal year or (ii) the amount necessary to bring the total benefit package (acceleration plus severance) up to the "2.99 times average W-2 wages" limitation.

     In the event benefits had become due as of March 31, 1999 under the severance agreements currently in effect for the Named Executive Officers, the maximum cash amounts payable would be as follows: Mr. Hood, $591,910; Mr. Hier $542,725; and Ms. Poliak, $424,498.


          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     All members of the Board participated in deliberations of the Board concerning executive compensation for fiscal year 1998. The members of the Board are Messrs. Alexander and Smart, former officers of the Company, and Mr. Hood, Dr. Hase, Dr. Reagan and Mr. Sedgwick.

     The Company's Human Resources Committee is authorized to make and review periodically recommendations regarding employee compensation and to perform other duties regarding compensation for employees as the Board may delegate to such Committee from time to time. The Human Resources Committee is also authorized to administer the Company's stock option plans. The members of the Human Resources Committee are Mr. Alexander, Dr. Reagan and Mr. Sedgwick.

           HUMAN RESOURCES COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     It is the duty of the members of the Company's Board to set the base salary of certain executive officers and to administer the Company's benefit plans. In addition, the Board approves the individual bonus programs to be in effect for certain executive officers each fiscal year. The Board acts pursuant to recommendations of the Human Resources Committee. The Company's 1997 Stock Incentive Plan, under which stock option grants may be made to such officers and other key employees, is administered by the Human Resources Committee.

     For 1998, the Board established the compensation payable to Mr. Hood, President and Chief Executive Officer; Mr. Schwartz, the former President and Chief Executive Officer; Mr. Christie, former Vice President, Chief Financial Officer and Secretary; Mr. Garigliano, former Vice President of Operations and all other executive officers of the Company.

     General Compensation Policy. The Company's executive compensation policy is competitive in order to recruit, retain and motivate people of needed capabilities. For executives, the Company strives to link total compensation to performance. Base compensation, benefits and perquisites are intended to be competitive. Incentive compensation is provided in the form of cash bonuses and stock options. The Company anticipates that the compensation levels of its executive officers will generally be reviewed in the early part of each fiscal year.

     Factors. Several of the more important factors which were considered in establishing the components of each executive officer's compensation package for 1998 are summarized below.

       Base Salary. The base salary for each executive officer is set on the basis of personal performance and salary levels for comparable positions at companies with revenue levels comparable to that of the Company. Information regarding comparable salary levels is obtained from published surveys of companies which may or may not be in industries comparable to that of the Company. Generally, the Company targets base salaries at the mid-point of such market data.

       Annual Incentive Compensation. The annual pool of bonuses for executive officers is determined solely on the basis of the Company's achievement of the financial performance targets established at the start of the fiscal year. Actual bonuses paid reflect an individual's accomplishment of both corporate and functional objectives, with substantially greater weight being given to achievement of corporate rather than functional objectives. In particular, approximately 70% of an executive's target bonus is based on achieving corporate objectives and the balance on achieving the executive's functional objectives, such as profitability improvement, asset management, market position, product leadership and key projects. These factors are evaluated on a subjective basis without specific weighting.

       Long-Term Incentive Compensation. In 1998, the Human Resources Committee approved stock option grants to each of the Named Executive Officers under the Company's 1997 Stock Incentive Plan except Mr. Schwartz, former President and CEO and Mr. Christie, former Vice President and Chief
   Financial Officer. The grants are designed to align the interests of each of the Named Executive Officers with those of the stockholders and provide each such individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the Company. The decision to award options to certain officers and the number of shares subject to each such option grant was based upon the officer's type and level of function, criticality of function, contribution and performance against objectives as described above. The Committee considers the number of options already held by executives when approving new options to executives. Each option grant allows the officer to acquire shares of Common Stock at a fixed price per share (the market price on the grant date) over a specified period of time (up to 7 years). Accordingly, the option will provide a return to the executive officer only if the market price of the Common Stock appreciates over the option term.

     CEO Compensation. The annual base salary for 1998 for the Company's President and Chief Executive Officer, Mr. Hood, was established primarily on the basis of Mr. Hood's personal performance and the range of base salaries paid to the chief executive officers of companies with comparable revenue levels. Mr. Hood's 1998 salary was within the range of base salaries paid to the chief executive officers of comparable companies. The option grants made to Mr. Hood which were based upon his position and a subjective evaluation of his performance, were intended to place a significant portion of his total compensation at risk, since the options will have no value unless there is appreciation in the value of the Common Stock over the option term.

     The annual base salary for 1998 for the Company's former President and Chief Executive Officer, Mr. Schwartz, was established using similar criteria. Mr. Schwartz ceased employment as President and Chief Executive Officer in March 1998.

     Deduction Limit for Executive Compensation. Section 162(m) of the Internal Revenue Code of 1986, as amended, limits federal income tax deductions for compensation paid after 1993 to the chief executive officer and the four other most highly compensated officers of a public company to $1 million per year, but contains an exception for performance-based compensation that satisfies certain conditions. The Company does not believe that the components of the Company's compensation will be likely to exceed $1 million per year for any executive officer in the foreseeable future and, therefore, concluded that no further action with respect to qualifying such compensation for federal income tax deductibility was necessary at this time. In the future, the Company will continue to evaluate the advisability of qualifying its executive compensation for such deductibility. The Company's policy is to qualify its executive compensation for deductibility under applicable tax laws as practicable.



                                          The Human Resources Committee




                                          Joseph B. Reagan, Chairman
                                          Bruce J. Alexander
                                          Walter C. Sedgwick


               COMPARISON OF CUMULATIVE TOTAL STOCKHOLDER RETURN

     The  following  performance  graph assumes an investment of $100 on January
1,  1994  and  compares  the  changes  thereafter  in  the  market  price of the
Company's  common  stock  with  a  broad  market  index (Media General Financial
Services--Composite  Market  Value)  and an industry index (MGFS Group-- General
Building   Materials).   MGFS  no  longer  supports  the  industry  group  index
previously  used  for  comparison  (Other Building Materials) and the Company is now  using  the  index  MGFS  Group--General  Building  Materials  for  industry comparison.  The  Company  paid  no  dividends  during  the  periods  shown; the performance  of  the  indexes is shown on a total return (dividend reinvestment)
basis.  The  graph lines merely connect fiscal year-end dates and do not reflect fluctuations between those dates.


(The following descriptive data is supplied in accordance with Rule 304(d) of Regulation S-T)


                     COMPARE 5-YEAR CUMULATIVE TOTAL RETURN
                      AMONG SOUTHWALL TECHNOLOGIES, INC.,
                     MG MARKET INDEX AND MG INDUSTRY INDEX


                           1993       1994        1995       1996       1997       1998
                           ----       ----        ----       ----       ----       ----
 SOUTHWALL TECH.          100.00      78.57      121.43     178.57     200.00     128.57
MG INDUSTRY INDEX         100.00      95.27      120.42     144.68     158.80     181.31
 MG MARKET INDEX          100.00      99.17      128.58     155.28     201.64     246.49


                     ASSUMES $100 INVESTED ON JAN. 1, 1994
                          ASSUMES DIVIDEND REINVESTED
                        FISCAL YEAR ENDING DEC. 31, 1998





     The Human Resources Committee Report on Executive Compensation and the Comparison of Cumulative Total Stockholder Return information above shall not be deemed "soliciting material" or incorporated by reference into any of the Company's filings with the Securities and Exchange Commission by implication or by any reference in any such filing to this Proxy Statement.

                                  PROPOSAL 2

           RATIFICATION OF THE SELECTION OF INDEPENDENT ACCOUNTANTS

     The Board has selected PricewaterhouseCoopers LLP as the Company's independent accountant for the year ending December 31, 1999, and has further directed that management submit the selec-tion of independent accountants for ratification by the stockholders at the Annual Meeting. PricewaterhouseCoopers LLP has audited the Company's financial statements since 1983. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

     Stockholder ratification of the selection of PricewaterhouseCoopers LLP as the Company's independent accountants is not required by the Company's By-Laws or otherwise. Nonetheless, the Board is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. In the event the stockholders fail to ratify the selection, the Board will reconsider whether to retain PricewaterhouseCoopers LLP. Even if the selection is ratified, the Board in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the Board determines that such a change would be in the best interests of the Company and its stockholders. The affirmative vote of the holders of a majority of the shares represented and voting at the meeting will be required to ratify the selection of PricewaterhouseCoopers LLP.

     The Board of Directors recommends a vote "FOR" the ratification of the selection of Pricewaterhouse Coopers LLP to serve as the Company's independent accountants for the fiscal year ending December 31, 1999.


            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the 1934 Act, requires the Company's officers and directors and persons who own more than ten percent of its common stock to file reports with the Securities and Exchange Commission disclosing their ownership of stock in the Company and changes in such ownership. Copies of such reports are also required to be furnished to the Company. Based solely on a review of the copies of such reports received by it and the written representations received from one or more such persons that no annual Form 5 reports were required to be filed by them for 1998, the Company believes that, during 1998, all such filing requirements were complied with.


                 STOCKHOLDER PROPOSALS FOR 2000 ANNUAL MEETING

     Proposals of stockholders intended to be presented at the 2000 Annual Meeting of Stockholders must be presented on or before December 31, 1999 for inclusion in the proxy materials relating to that meeting and on or before March 16, 2000 for matters to be considered timely such that, pursuant to Rule 14a-4 under the 1934 Act, the Company may not exercise its discretionary authority to vote on such matters at that meeting. Any such proposals should be sent to the Company at its principal offices addressed to the Secretary of the Company. Other requirements for inclusion are set forth in Rules 14a-4 and 14a-8 under the 1934 Act.

                                 OTHER BUSINESS

     The Company knows of no other business that may be presented for consideration at the Annual Meeting. If any other matters are properly presented to the Annual Meeting, however, it is the intention of the persons named in the accompanying proxy card to vote, or otherwise to act, in accordance with their best judgment on such matters.

     The Company will bear the entire cost of proxy solicitation, including costs of preparing, assembling, printing and mailing this Proxy Statement, the proxy card, and any additional material furnished to stockholders. Copies of the solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by telephone, telegram, telefax or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

     The Board hopes that Stockholders will attend the Annual Meeting. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. A prompt response will greatly facilitate arrangements for the meeting, and your cooperation will be appreciated. Stockholders who attend the Annual Meeting may vote their shares personally even though they have sent in their proxies.



By Order of the Board of Directors



/s/ BILL R. FINLEY

BILL R. FINLEY
Secretary


Palo Alto, California
April 30, 1999

                                                                      APPENDIX A

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                          SOUTHWALL TECHNOLOGIES, INC.

                         Annual Meeting of Stockholders
                                  May 24, 1999


     The undersigned hereby appoints Thomas G. Hood and Bill R. Finley, and each of them, as attorneys and proxies of the undersigned, with power of substitution, to vote all of the shares of stock of Southwall Technologies Inc. (the "Commpany") which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Company's principal executive offices at 1029 Corporation Way, Palo Alto, California on May 24, 1999 at 3:00 p.m. PDT, and at all continuations, and adjournments or postponements thereof, with all of the powers the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with the discretionary authority as to all other matters that may properly come before the meeting.

     Receipt is hereby acknowledged of the Notice of Annual Meeting of Stockholders and Proxy Statement dated April 30, 1999 (the "Proxy Statement").

     UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3 AS MORE SPECIFICALLY SET FORTH IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

PLEASE VOTE, DATE, SIGN, AND PROMPTLY RETURN THIS PROXY CARD USING THE ENCLOSED POSTPAID ENVELOPE.

--------------                                                   ---------------
 SEE REVERSE                                                       SEE REVERSE
   SIDE           CONTINUED AND TO BE SIGNED ON REVERSE SIDE           SIDE
--------------                                                   ---------------

[X] Please mark
    votes as in
   this example.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE NOMINEES FOR DIRECTORS LISTED BELOW AND "FOR" PROPOSAL 2.

1. Election of Directors to hold office until the 2000 Annual Meeting of Stockholders and until their successors are elected.

     Nominees: Bruce J. Alexander, Hideo Nakamori, Thomas G. Hood, Joseph B. Reagan, Walter C. Sedgwick and J. Larry Smart

             FOR                                       WITHHELD
             ALL    [  ]                         [  ]  FROM ALL
           NOMINEES                                    NOMINEES

     [  ]  ____________________________________________
            For all nominees except as noted above


                                                  FOR       AGAINST      ABSTAIN
2.   Ratification of the selection of             [  ]        [  ]         [  ]
     PricewaterhouseCoopers LLP as
     independent public accountants of
     the Company for fiscal year ending
     December 31, 1999.


3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting and at any adjournment or postponement thereof.


     MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT     [  ]

     Please sign exactly as your name appears hereon. If the stock is registered in the name of two or more persons, each should sign. If signer is a corporation, please give full corporate name and have a duly authorized officer sign stating title. If signer is a partnership, please sign in partnership names by authorized person.

Signature:____________________________________________    Date:_________________

Signature:____________________________________________    Date:_________________

                                                                   SKU 644 PS-99